EXHIBIT 99.2
                                                              ------------
NEWS
For Immediate Release
June 7, 1999
                                       For Further Information Contact:
                                       Kristine N. Molnar
                                       President & CEO
                                       WesBanco Bank Wheeling  (304) 234-9213


WesBanco Sells Credit Card Portfolio
WHEELING, WV - WesBanco today announced the sale of its credit card portfolio to an Atlanta, Georgia based financial service company.

The credit card receivables of approximately $15 million have been sold to Inficorp, a company that does business only in credit cards. WesBanco and Inficorp have entered into an agent bank arrangement in which Inficorp will offer its credit card products to WesBanco customers using the WesBanco name. Current WesBanco credit card customers will be able to continue using their existing cards.

Kristine N. Molnar, President and CEO of WesBanco Wheeling, said, "Over the last ten years, the credit card business has become volume driven due to the concentration that has taken place in the industry. Now that the credit card business has become one of scale, it is difficult for small and medium size companies to provide competitive customer service enhancements. Our partnership with Inficorp makes it possible for us to offer the best credit card products available to our customers. The arrangement is one in which WesBanco and our customers will benefit."

Molnar said, "WesBanco was an early entry in the credit card business. We began selling BankAmericard products and services in 1969. Since we have been in the business for so long, we are pleased that the WesBanco name will continue to be associated with a credit card program. We are equally pleased to announce that Inficorp will also honor all rates and terms currently in place on WesBanco credit
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WesBanco Sells Credit Card Portfolio
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card products, including our Good Neighbor Banking Program rate discount. Now that the sale is complete, we can begin working to provide additional features through our new credit card affiliation." She added that the hours of toll-free customer service will be greatly expanded and that other product enhancements will be made.

Molnar continued, "The sale of the credit cards will provide WesBanco with a gain of approximately $3 million. The sale will allow us to invest the financial resources associated with credit cards in more profitable earning assets such as commercial and consumer loans. These factors, along with the elimination of credit card charge-offs and outside processing fees, will be beneficial in both the short and long-terms to WesBanco shareholders."

WesBanco is a West Virginia based multi-state, multi-bank holding company. WesBanco currently operates four banks through 60 banking offices in the States of West Virginia and Ohio. Its principal banking subsidiaries include:
WesBanco Bank Wheeling, WesBanco Bank Fairmont, WesBanco Bank Parkersburg and WesBanco Bank Charleston. In addition, WesBanco operates a mortgage company, WesBanco Mortgage Company, and an insurance agency, Hunter Agency, Inc.
Other affiliates include CommBanc Investments, Inc. and Hometown Finance Company. At March 31, 1999, WesBanco had consolidated assets of $2.2 billion, deposits of $1.8 billion and shareholders' equity of $290 million.